Exhibit 10.4
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”), effective March 2, 2007 (the “Effective Date”), is entered into between Sanderling Ventures Management VI, a California limited partnership (“Consultant”), and ReGen Biologics, Inc., a Delaware corporation (“Client”).
WHEREAS Client desires to engage Consultant for the services described in this Agreement, including Schedule A to this Agreement; and
WHEREAS Consultant desires to or has performed the Services for the compensation set forth in Schedule A;
NOW THEREFORE, Client and Consultant agree as follows:
1.	Services and Payment. Client hereby engages Consultant to provide financial consulting services as identified in Schedule A and such other services as agreed to by the parties from time to time (the “Services”), and Consultant accepts such engagement. In consideration for Consultant’s Services, Client will pay Consultant in accordance with and subject to the terms of Schedule A. Consultant will in good faith follow Client’s instructions in performing the Services. Consultant shall at all times act in the best interest of Client.

2.	Client Obligations. Client will furnish to Consultant such documents, materials and other information (“Information”), cooperation and assistance as Client deems necessary or appropriate to perform the Services. Client acknowledges and agrees that in performing the Services, Consultant does not assume responsibility for the accuracy or completeness of any Information. Such Information will be considered “Proprietary Information” for all purposes under Section 6, and will therefore not be disclosed to any person except as permitted under Section 6.

3.	Term. This Agreement will remain in effect for one (1) year from the Effective Date, after which the Agreement will automatically terminate (the “Termination Date”).

4.	Limited Warranty. Consultant represents and warrants to Client that the Services have been and will be performed in a professional and workmanlike manner.

5.	Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by Consultant without the prior written consent of Client. This Agreement shall be binding upon and shall inure to the benefit of the parties’ successors and assigns.

6.	Confidentiality. Consultant acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to Client that is of a confidential and proprietary nature (“Proprietary Information”). Such Proprietary Information may include, without limitation, financial and pricing information, computer codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics, data, customer lists, and sales and marketing plans. Consultant shall, at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties pursuant to this Agreement; nor shall Consultant disclose any such Proprietary Information to any person without Client’s prior written consent. Consultant shall not be bound by this Section with respect to information Consultant can document (i) at the date hereof has entered or later enters the public domain as a result of no act or omission of Consultant, (ii) is lawfully received by Consultant from third parties without restriction and without breach of any duty of nondisclosure by any such third party or, (iii) was in Consultant’s possession prior to the Effective Date and was not obtained from Client.

7.	Choice of Law; Forum. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts executed and to be wholly performed within such State.

8.	Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions that may, for any reason, be hereafter declared invalid. Any provision shall nevertheless remain in full force and effect in all other circumstances.

9.	Publicity. Consultant shall not list Client’s name in promotional materials, including brochures, presentations, proposals or internet websites, or otherwise use Client’s name without the prior written consent of the Client.

10.	Independent Contractor. The parties hereto expressly understand and agree that Consultant is an independent contractor and not a partner, joint venturer, employee or agent of Client in the performance of each and every part of this Agreement. Consultant has no authority, right or ability to bind or commit Client in any way, and will not attempt to do so or imply that it may do so.

11.	Miscellaneous. This Agreement (including any attachments) constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written); between the parties concerning the subject matter of this Agreement. No change, modification or waiver to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the Effective Date.
Consultant:
Sanderling Ventures Management VI

By:	/s/ Robert G. McNeil

Name:	Robert G. McNeil

Title:	Owner

Date:	March 2, 2007

Client:	REGEN BIOLOGICS, INC.

By:	/s/ Brion D. Umidi

Name:	Brion D. Umidi

Title:	Senior Vice President and Chief Financial Officer

Date:	March 1, 2007

Schedule A
SERVICES AND COMPENSATION
1.	Services: Consultant has provided, and until the Termination Date will provide the following Services to Client at a mutually agreeable time or times:
a)	Financial advisory services including but not limited to: (i) advising Client regarding financing terms and structure; and (ii) providing information, as requested by Client, in relation to any such financings.

b)	Additionally, Consultant may provide other consulting services to Client on a mutually agreed-upon basis.
2.	Compensation: Upon the Effective Date, Client shall pay Consultant or such affiliate entities as designated by the Consultant warrants for 2,000 shares of the Client’s Series D Convertible Preferred Stock, $0.01 par value per share (the “Preferred Stock”). Consultant hereby acknowledges and agrees that the Preferred Stock is subject to conversion to shares of the Client’s Common Stock, $0.01 par value per share (the “Common Stock”) pursuant to paragraph 7(a) of the Client’s Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (attached hereto as Exhibit I).

3.	Consultant’s Expenses: Consultant shall be responsible for all out-of-pocket expenses incurred in connection with the Services. Client shall not be obligated to reimburse Consultant for any such expenses.

EXHIBIT I
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK

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